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EXHIBIT 5.1

    November 16, 2001

Polycom, Inc.
1565 Barber Lane
Milpitas, CA 95035

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Polycom, Inc. ("Polycom") with the Securities and Exchange Commission on or about November 16, 2001, in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares (the "Shares") of Common Stock to be issued under your 2001 Non-Statutory Stock Option Plan (the "Plan"). As your legal counsel, we have reviewed the actions to be taken by you in connection with the proposed sale and issuance of the Shares by you under the Plan. We assume that each issuance of Shares will be made in accordance with the terms of the Plan.

    It is our opinion that, upon completion of the proceedings being taken, or contemplated by us, as your legal counsel, to be taken prior to the issuance of the Shares pursuant to the Registration Statement and the Plan, including the proceedings being taken in order to permit such transaction to be carried out in accordance with applicable state securities laws, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors, will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                      Very truly yours,

                      WILSON SONSINI GOODRICH & ROSATI
                      Professional Corporation

                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.

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  EXHIBIT 5.1